Exhibit 99.1

DATE: November 14, 2007

FROM:
Broadview Institute, Inc.
4455 West 77th Street
Edina, MN 55435

Laurence Zipkin
Chief Operating Officer
(763) 746-2266

FOR IMMEDIATE RELEASE

Broadview Institute, Inc. Announces 2nd Quarter Results

MINNEAPOLIS, November 14 – Broadview Institute, Inc. (OTC Bulletin Board – BVII) today reported revenues from continuing operations for the second quarter ended September 30, 2007 of $2,227,512 versus $1,963,261 reported for the same period last year. Income from continuing operations totaled $22,804, or $0.00 per basic and diluted common share, versus income from continuing operations of $59,401, or $0.01 per basic and diluted common share, for the same period last year.

Year to date revenues totaled $4,972,419 in fiscal 2008 versus $4,252,177 in fiscal 2007. Net income for the six months ended September 30, 2007 totaled $542,666, or $0.07 and $0.06 per basic and diluted common share, as compared to $115,823, or $0.01 per basic and diluted common share for the same period in the previous year.

Amounts in the Company’s consolidated financial statements for the three and six months ended September 30, 2006 have been reclassified to reflect the discontinued operations of the Company’s Chicago Media Production division. The loss from discontinued operations for the three months ended September 30, 2006 totaled $133,569, representing ($0.02) per basic and diluted common share. The loss from discontinued operations for the six months ended September 30, 2006 totaled $254,285, or ($0.03) per basic and diluted common share.

“Overall, we are pleased with the profitability achieved during the Summer Quarter of the school year, which has historically been our toughest quarter due to the high number of students who take a break during the summer months” said Terry Myhre, Chairman and CEO. “Fall Quarter enrollments are in line with our expectations at both campuses, and we see growth opportunities in our existing campuses as we strive to increase our enrollment figures over the next two quarters.

“The Company stands in a strong cash position, and we continue to explore opportunities for opening another Utah Career College campus in the Salt Lake City area. As previously disclosed, the Company has successfully completed the wind-down of the Chicago discontinued Media operations, and we are completely focused on the opportunities available in our Education segment.”

Condensed Consolidated Statements of Operations Data

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues	$2,227,512	$1,963,261	$4,972,419	$4,252,177

Operating Expenses
Educational services and facilities	1,601,495	1,210,947	3,246,379	2,526,898
Media production products and services sold	42,239	98,788	88,967	201,178
Selling, general and administrative expenses	573,342	583,369	1,114,444	1,124,976

Total Operating Expenses	2,217,076	1,893,104	4,449,790	3,853,052

Operating Income	10,436	70,157	522,629	399,125
Other Income (Expense)	12,368	(10,756)	20,037	(29,017)

Income from Continuing Operations	22,804	59,401	542,666	370,108
Loss from Discontinued Operations	—	(133,569)	—	(254,285)

Net Income (Loss)	$22,804	$(74,168)	$542,666	$115,823

BASIC NET INCOME (LOSS) PER SHARE	$0.00	$(0.01)	$0.07	$0.01

DILUTED NET INCOME (LOSS) PER SHARE	$0.00	$(0.01)	$0.06	$0.01

Condensed Consolidated Balance Sheets

	September 30,	March 31,
	2007	2007

Current Assets	$1,978,343	$1,174,553
Total Assets	4,036,826	3,320,813
Current Liabilities	753,739	569,590
Total Liabilities	872,637	699,290
Stockholders’ Equity	3,164,189	2,621,523

ABOUT BROADVIEW INSTITUTE

Broadview Institute is engaged in two business segments, Education and Media Production.

Education is conducted through Broadview Institute’s wholly owned subsidiary d/b/a Utah Career College located in West Jordan, Utah and Layton, Utah and is accredited to award diplomas and Bachelor and Associate degrees in multiple training courses including Paralegal, Veterinary Technology, Nursing and Business Administration.

Media Production operates a full-service media production facility in Minneapolis, which provides creative and production services.

The Company is publicly traded on the OTC Bulletin Board under the trading symbol BVII.

For additional information, please contact:	H. Michael Blair Chief Financial Officer (651) 332-8053 (phone) mblair@globeuniversity.edu

Cautionary Statements

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events and can be identified by the use of terminology such as “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” and similar words or expressions. Any statement that is not based upon historical facts should be considered a forward-looking statement. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Factors affecting the forward-looking statements in this release include those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-KSB). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

For further information regarding risks and uncertainties associated with Broadview Institute’s business, please refer to the “Management’s Discussion and Analysis or Plan of Operation” sections of Broadview Institute’s SEC filings, including, but not limited to, its annual report on Form 10-KSB and quarterly reports on Form 10-QSB, copies of which may be obtained by contacting Broadview Institute at (651) 332-8053.

All information in this release is as of November 14, 2007. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.